Exhibit 107

CALCULATION OF FILING FEE TABLES

Form S-8
(Form Type)

Build-A-Bear Workshop, Inc.
(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Share	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Common Stock, par value $0.01 per share	Other	1,377,211(2)	$26.34(3)	$36,275,738	$110.20 per $1,000,000	$3,997.59
Total Offering Amounts					$36,275,738		$3,997.59
Total Fee Offsets							$0
Net Fee Due							$3,997.59

(1)

In addition, pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also covers such indeterminable number of additional securities as may become deliverable as a result of stock splits, stock dividends, split-ups, recapitalizations or similar transactions, in accordance with the provisions of the Build-A-Bear Workshop, Inc. Amended and Restated 2020 Omnibus Incentive Plan (the “Restated 2020 Plan”).

(2)

Represents (i) 800,000 additional shares of the Registrant’s common stock, par value $0.01 per share (the “Common Stock”), available for future issuance under the Restated 2020 Plan by reason of stockholder approval of the Restated 2020 Plan; and (ii) up to 577,211 shares of Common Stock estimated to be available for future issuance under the Restated 2020 Plan by reason of the recycling provisions of the Restated 2020 Plan.

(3)

Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(h) under the Securities Act on the basis of the average of the high and low prices for the Registrant’s Common Stock on September 1, 2023 as reported on the New York Stock Exchange.